PARAGON OFFSHORE RECEIVES NYSE CONTINUED LISTING STANDARDS NOTICE

HOUSTON, Dec. 8, 2015 /PRNewswire/ -- Paragon Offshore plc ("Paragon") (NYSE: PGN) today announced that it received a letter from The New York Stock Exchange (the "NYSE") notifying Paragon that it had fallen below the NYSE's continued listing standard that requires listed companies to have a minimum average market capitalization greater than $50 million over a 30 trading-day period and total stockholders' equity greater than $50 million.

Pursuant to the NYSE's customary procedures, Paragon has 45 calendar days to submit a business plan (the "Plan") to the NYSE demonstrating how it intends to regain compliance with the NYSE's continuing listing standards on or before June 2, 2017.  Paragon currently intends to submit a Plan to the NYSE within the required timeframe.

If the NYSE accepts the Plan, Paragon's shares will continue to trade on the NYSE and Paragon will be subject to quarterly monitoring by the NYSE for compliance with the Plan.  If the NYSE rejects the Plan, however, the NYSE will commence procedures to delist Paragon's shares from the NYSE. If the NYSE rejects Paragon's Plan, Paragon intends to seek the transfer to an alternate exchange or trading market.

As previously reported on August 8, 2015, Paragon received a notice from the NYSE that it was not in compliance with another of the NYSE's continued listing standards as the Company did not maintain an average closing price of greater than$1.00 over 30 consecutive trading days.  Paragon has 180 days, or until February 8, 2016, to regain compliance with the NYSE's minimum share price requirement. However, as previously disclosed, if Paragon determines that it must cure the price condition by taking an action that will require approval of its shareholders, Paragon may also regain compliance by: (i) obtaining the requisite shareholder approval by no later than Paragon's next annual meeting, and (ii) implementing the action promptly thereafter; provided that the price of Paragon's common shares promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30 trading days.

These NYSE notifications do not affect Paragon's business operations and do not conflict with or cause an event of default under any of Paragon's material debt or other agreements.

Forward-Looking Disclosure Statement

This release contains forward-looking statements. Statements regarding the future price of Paragon's common shares, intention and/or ability to maintain the listing of its common shares on the NYSE, the submission or content of Paragon's Plan, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, risks associated with the operation of Paragon as a separate, publicly traded company, actions by regulatory authorities, customers and other third parties, and other factors detailed in the "Risk Factors" section of Paragon's annual report on Form 10-K for the fiscal year ended December 31, 2014, Paragon's most recently filed report on Form 10-Q, and in Paragon's other filings with the SEC, which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Paragon Offshore

Paragon is a global provider of offshore drilling rigs.  Paragon's operated fleet includes 34 jackups, including two high specification heavy duty/harsh environment jackups, and six floaters (four drillships and two semisubmersibles). Paragon's primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon's principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.

For additional information, contact:

For Investors	Lee M. Ahlstrom
& Media:	Senior Vice President - Investor Relations, Strategy and Planning
+1.832.783.4040